Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common stock being offered pursuant to the Prospectus Supplement dated February 9, 2022 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated February 2, 2022 (together with the Prospectus Supplement, the “Prospectus”) is 40,000,000 shares of common stock (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on February 9, 2022, is the final prospectus relating to the Offering.